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                                                                    EXHIBIT 99.1

                                                                    News Release

                     LOCKHEED MARTIN'S CALCOMP SUBSIDIARY

                AND SUMMAGRAPHICS CORPORATION AGREE TO COMBINE


        AUSTIN, Texas/BETHESDA, Maryland, February 5, 1996 -- Summagraphics Corporation (NASDAQ: SUGR) and Lockheed Martin Corporation (NYSE: LMT) announced today the signing of a non-binding letter of intent which contemplates combining Lockheed Martin's CalComp subsidiary and Summagraphics Corporation. Under the terms of the contemplated transaction, Lockheed Martin would own approximately 90 percent of the combined entity. The combination would be executed by Summagraphics issuing new shares of Common Stock to Lockheed Martin in a tax-free exchange for all of the issues and outstanding shares of Lockheed Martin's CalComp subsidiary. The resulting NASDAQ-listed company would have sales of approximately $350 million.

        The transaction is subject to a number of conditions, including, among other things, execution of a definitive agreement, approval by Summagraphics' shareholders, and requisite regulatory approvals. Summagraphics has retained the investment banking firm of Needham & Company, Inc. to provide its opinion as to the fairness of the proposed transaction to Summagraphics' shareholders from a financial standpoint. It is contemplated that the transaction would close in the first half of 1996. The combination brings together companies with complementary technologies and product offerings in the competitive CAD and graphic arts markets.

        CalComp, based in Anaheim, California, designs and manufactures computer peripherals, such as plotters and printers, and is a leading supplier of digitizers and scanners for complex business, CAD and graphics applications.

        Summagraphics Corporation, based in Austin, Texas, is also a leading supplier of high performance digitizing tablets and cutters, plotters, large-format color printers used principally in computer graphics, computer-aided design and other advanced graphic applications.

(Note: Lockheed Martin does not publish separate financial information for CalComp. Summagraphics' proxy statement relating to the transaction would include audited financial statements and additional detailed information regarding CalComp.)


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CONTACTS:
Lockheed Martin Corporation
        Media: Ron Meder (301) 897-6352
        Investor Relations: Jim Ryan (301) 897-6584

Summagraphics Corporation
        Robert Sims (512) 873-1562